CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated March 30, 2007, related to the consolidated financial statements of Peet’s Coffee & Tea, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a restatement and the Company’s adoption of a new accounting standard), and (ii) our report dated March 30, 2007 on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Peet’s Coffee & Tea, Inc. for the fiscal year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Francisco, California
April 6, 2007